Exhibit 10.37

Second Amendment to the

BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan

1. Sections 5(e), (f) and (h) of the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan (the “Plan”) are each hereby amended, effective as of the date hereof, by inserting “; provided, however, that the Committee may provide for different treatment in any award agreement” at the end of such section.

2. In all other respects the Plan is hereby confirmed.

Dated this 11th day of November, 2004.